UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 26, 2010

HEALTHPLACE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-148232	26-1559574
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

5616 Marigold Way, Suite 303, Naples, FL  34109

(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (239) 206-4532

____________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective February 26, 2010, Mr. Richard Patterson resigned his positions as President, Treasurer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, as a member of the Board of Directors.  There have been no disagreements between Mr. Patterson and management of the Company on any matter relating to the registrant’s operations, policies or practices.  The Company has provided a copy of the disclosures it is making herein to Mr. Patterson and provided him with an opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which he does not agree.  The Company will file any letter received as an exhibit to an amended 8K.

Effective February 26, 2010, Ms. Amber-Dawn Bear Robe was appointed President, Treasurer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and a member of the Board of Directors.

There are no family relationships between Ms. Bear Robe and the officers/directors of the Company.  Following is a brief description of Ms. Bear Robe’s business experience:

Amber-Dawn Bear Robe is the Director of the Urban Shaman: Contemporary Aboriginal Art gallery. She is currently completing her second MA in Art History at the University of Arizona with a focus on photographic history and contemporary Native North American arts. She also holds an MA in American Indian Studies from the University of Arizona, a Bachelor of Fine Arts degree from the Alberta College of Art and Design and has interned at museums such as The Tucson Museum of Art, The University of British Columbia’s Museum of Anthropology and The Glenbow Museum.

There have been no transactions with Ms. Bear Robe since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Amber-Dawn Bear Robe

Amber-Dawn Bear Robe, President